UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2025

IR-MED, INC.

Nevada	000-56492	84-4516398
(State or Other Jurisdiction	(commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

ZHR Industrial Zone Rosh Pina Israel	1231400
(Address of Principal Executive Offices)	(Area Code)

+ 972-4-655-5054

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 – Other Events.

As previously reported, IR-Med, Inc. (the “Company”) and Williamsburg Venture Holdings, LLC (“Williamsburg”) entered into an Equity Purchase Agreement (the “Agreement”) on March 11, 2025, pursuant to which Williamsburg agreed to invest up to Fifteen Million Dollars ($15,000,000) over a 24-month period.

On May 30, 2025, pursuant to the terms of the Agreement, the Company delivered a duly executed put notice to Williamsburg, relating to the sale of 4,629,630 shares of the Company’s common stock, at a per share price of $0.108, for an aggregate purchase price of $500,000. The Company fulfilled its obligations pursuant to the terms of the Agreement, including the timely delivery of the put shares. To date, Williamsburg has failed to remit the required $500,000 owed pursuant to the terms of the Agreement.

The Company has made multiple attempts to contact Mr. Ronald Glenn, the Managing Member of Williamsburg, with respect to Williamsburg’s failure to timely deliver the payment for the put shares, but to date has not yet received a response. The Company will continue to seek payment for the put shares from Williamsburg and intends to pursue any legal means available to it to enforce the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IR-Med, Inc.

By:	/s/ Sharon Levkoviz
Name:	Sharon Levkoviz
Title:	Chief Financial Officer

Date: July 11, 2025